Exhibit 16.1

June 16, 2004


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for FNB Corp. and subsidiaries and, under the date of March 12, 2004, we reported on the consolidated financial statements of FNB Corp. and subsidiaries as of and for the years ended December 31, 2003 and 2002. On June 9, 2004, our appointment as principal accountants was terminated. We have read FNB Corp.'s statements included under Item 4 of its Form 8-K dated June 9, 2004, and we agree with such statements except that we are not in a position to agree or disagree with the following statements: (i) "The decision to dismiss KPMG was approved by the audit committee of the Registrant's Board of Directors," (ii) "During the fiscal years ended December 31, 2003 and 2002 and any subsequent interim period preceeding the date hereof, the Registrant believes that there were no "reportable events," as that term is described in Item 304(a)(1)(v) of Regulation S-K," (iii) "The Registrant has engaged a recognized firm of independent accountants and business advisors to assist it in improving the controls and procedures in place at the Dover Mortgage Company, which had not been subject to public company reporting requirements prior to its acquisition by the Registrant on April 1, 2003," and
(iii) the statements made in paragraph (b) under Item 4. Further, as stated in the 5th paragraph under Item 4(a), KPMG issued a report to management on March 15, 2004, in which we noted reportable conditions in internal controls, which we consider to be a reportable event as that term is described in Item 304(a)(1)(v) of Regulation S-K. The reportable conditions were at Dover Mortgage Company, a subsidiary of FNB Corp., and related to the following: inadequate segregation of duties related to check disbursement for loan processing and cash receipts; inadequate segregation of duties related to period end valuations of rate locks and forward commitments; and inadequate segregation of duties over the payroll process.

Very truly yours,

/s/ KPMG LLP